Exhibit 99.01

Hi <<First Name>>,

Thank you for your interest in Unicoin!

The turbulence experienced by the cryptocurrency market last week illustrates that assetless cryptocurrencies remain very volatile and suggests that crypto companies supported by assets will have a strong competitive advantage.

Which is why I asked Alex Dominguez to resume his role as the Chief Investment Officer of Unicoin.

Alex oversaw the efforts that resulted in us signing $3B worth of “real estate for unicoins” deals.

Here’s his interview on the subject, recorded on the floor of the New York Stock Exchange last spring:

FINTECH
NEW YORK STOCK EXCHANGE
NEW YORK
FINTECH
UNICOIN
ALEX DOMINGUEZ
CHIEF INVESTMENT
OFFICER, UNICOIN
UNICOIN.COM

Regrettably, shortly thereafter, the SEC launched a brutal lawfare attack against Unicoin, aimed at precluding our listing on crypto and stock exchanges. We were forced to suspend our “real estate for unicoins” program, eliminating the need for the Chief Investment Officer position.

Now that the government policies have shifted from aggressively anti-crypto to enthusiastically pro-crypto, we need his talent again. I’m delighted that Alex agreed to rejoin our executive team.

With very best wishes,

Alex Konanykhin

CEO, Unicoin Inc.

Linkedin.com/in/konanykhin

Konanykhin.com

Unicoin.com

1 World Trade Center

85th Floor

New York, NY 10007

P.S.: My updates focus on our journey towards becoming a publicly-traded company and on our efforts to turn our Unicoin into a major cryptocurrency. These updates are not intended to serve as financial advice or to replace our official reports filed with the SEC. Please note that I cannot possibly answer all the questions myself, so your response to this message may be processed by members of our Investor Relations team. “Unicoin USA” term is occasionally used for Unicoin Inc., a Delaware corporation. Fintech TV had a contract for consulting and branding work for Unicoin, while retaining editorial control over its reports. My past updates can be found at u.site/updates

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